SHILOH INDUSTRIES REPORTS FOURTH-QUARTER AND FULL-YEAR FISCAL 2018 RESULTS

RECORD REVENUE

VALLEY CITY, Ohio, December 20, 2018 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its fiscal 2018 fourth-quarter ended October 31, 2018.

Fourth-Quarter 2018 Highlights (compared to Fourth Quarter 2017):

•	Revenues increased 13.6% to $300.1 million.

•	Gross profit was $23.8 million with a gross margin of 7.9%.

•	Net loss was $8.5 million or 36 cents per diluted share.

•	Adjusted EBITDA was $15.0 million.

•	Adjusted EBITDA margin was 5.0%.

Full-Year 2018 Highlights (compared to Year-End 2017):

•	Revenues increased 9.4% to $1,139.9 million.

•	Gross profit was $116.1 million with a gross margin of 10.2%.

•	Net income increased $12.2 million to $11.5 million or 49 cents per diluted share.

•	Adjusted EBITDA $74.1 million.

•	Adjusted EBITDA margin was 6.5%.

"We generated solid results for fiscal year 2018 that demonstrate the progress we have made on our strategy to position Shiloh as a technology leader with the ability to provide market leading lightweighting and value-added solutions," said Ramzi Hermiz, president and chief executive officer. "I am also pleased that we were able to deliver on our Adjusted EBITDA guidance during a challenging year for the industry.

Overall we had a very active year, completing strategic acquisitions in Europe, preparing our facilities for production launches of many new products and bringing new capacity on line to support our continued global growth."

2019 Outlook
Shiloh is introducing 2019 guidance of revenue in the range of $1,000 million to $1,150 million and adjusted EBITDA in the range of $62 million to $70 million. Additionally, the Company expects annual capital expenditure to be approximately 4% to 5% of revenue.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh will host a conference call on Thursday, December 20, 2018 at 8:00 A.M. Eastern Time to discuss Shiloh's fourth-quarter and full-year 2018 fiscal financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh fourth-quarter fiscal 2018 results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13685827. The replay will be available until January 10, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:
For inquiries, please contact our Investor Relations department at: 1-330-558-2601 or at investors@shiloh.com.

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.

Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA ," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended October 31,		Year Ended October 31,
	2018	2017	2018	2017
Net income (loss) per common share (GAAP)
Basic	$(0.36)	$(0.04)	$0.49	$(0.04)
Tax items	—	—	(0.10)	—
Tax Cuts and Jobs Act, impact	—	—	(0.14)	—
Restructuring	0.05	0.13	0.21	0.16
Tax valuation reserve	—	—	—	0.12
Amortization of intangibles	0.02	0.02	0.08	0.08
Asset impairment	—	0.01	—	0.04
Marketable securities	—	—	0.01	0.03
Legal and professional fees	0.06	0.01	0.07	0.14
Adjusted basic earnings per share (non-GAAP)	$(0.23)	$0.13	$0.62	$0.53

Adjusted EBITDA Reconciliation	Three Months Ended October 31,		Year Ended October 31,
	2018	2017	2018	2017
Net income (loss)	(8,456)	$(926)	$11,479	$(697)
Depreciation and amortization	11,953	10,702	45,728	41,648
Interest expense	3,148	2,290	11,333	15,084
Provision (benefit) for income taxes	4,635	434	(5,219)	7,120
EBITDA (non-GAAP)	11,280	12,500	63,321	63,155
Restructuring	1,469	4,777	6,431	4,777
Legal and professional fees	1,793	496	2,160	4,031
Stock compensation	427	326	1,984	1,698
Asset impairment, net	—	200	—	1,115
Marketable securities	—	—	154	873
Adjusted EBITDA (non-GAAP)	$14,969	$18,299	$74,050	$75,649
Adjusted EBITDA margin (non-GAAP)	5.0%	6.9%	6.5%	7.3%

SHILOH INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	October 31, 2018	October 31, 2017

ASSETS:
Cash and cash equivalents	$16,843	$8,736
Accounts receivable, net	209,733	188,664
Related party accounts receivable	996	759
Prepaid income taxes	1,391	338
Inventories, net	71,412	61,812
Prepaid expenses	10,478	11,940
Other current assets	22,124	22,272
Total current assets	332,977	294,521
Property, plant and equipment, net	316,176	266,891
Goodwill	27,376	27,859
Intangible assets, net	14,939	15,025
Deferred income taxes	5,665	6,338
Other assets	12,542	7,949
Total assets	$709,675	$618,583
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,327	$2,027
Accounts payable	177,400	166,059
Other accrued expenses	63,031	46,171
Accrued income taxes	1,874	1,628
Total current liabilities	243,632	215,885
Long-term debt	245,351	181,065
Long-term benefit liabilities	15,553	21,106
Deferred income taxes	2,894	9,166
Other liabilities	2,723	3,040
Total liabilities	510,153	430,262
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at October 31, 2018 and October 31, 2017, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,417,107 and 23,121,957 shares issued and outstanding at October 31, 2018 and October 31, 2017, respectively	234	231
Paid-in capital	114,405	112,351
Retained earnings	135,813	117,976
Accumulated other comprehensive loss, net	(50,930)	(42,237)
Total stockholders’ equity	199,522	188,321
Total liabilities and stockholders’ equity	$709,675	$618,583

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2018	2017	2018	2017
Net revenues	$300,055	$264,170	$1,139,944	$1,041,986
Cost of sales (1)	276,233	235,587	1,023,849	926,631
Gross profit	23,822	28,583	116,095	115,355
Selling, general & administrative expenses (1)	22,445	19,990	88,604	83,070
Amortization of intangible assets	605	565	2,372	2,259
Asset impairment, net	—	200	—	241
Restructuring	1,651	4,777	6,613	4,777
Operating income	(879)	3,051	18,506	25,008
Interest expense	3,149	2,291	11,343	15,088
Interest income	(1)	(1)	(10)	(4)
Other expense, net (1)	(206)	1,253	913	3,501
Income (loss) before income taxes	(3,821)	(492)	6,260	6,423
Provision (benefit) for income taxes	4,635	434	(5,219)	7,120
Net income (loss)	$(8,456)	$(926)	$11,479	$(697)
Income (loss) per share:
Basic earnings (loss) per share	$(0.36)	$(0.04)	$0.49	$(0.04)
Basic weighted average number of common shares	23,309	23,055	23,229	19,233
Diluted earnings (loss) per share	$(0.36)	$(0.04)	$0.49	$(0.04)
Diluted weighted average number of common shares	23,309	23,055	23,369	19,233

(1) Fiscal year 2017 reflects the reclassification of non-service cost components of net benefit costs to outside of operating income as a result of ASU 2017-07 adoption, effective November 1, 2017.

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended October 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,479	$(697)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,728	41,648
Amortization of deferred financing costs	1,244	3,115
Asset impairment, net	—	241
Restructuring	280	4,420
Deferred income taxes	(9,770)	4,174
Stock-based compensation expense	1,984	1,698
(Gain) loss on sale of assets	993	1,590
Other than temporary impairment on marketable securities	154	695
Changes in operating assets and liabilities:
Accounts receivable, net	(1,426)	(2,919)
Inventories, net	412	(888)
Prepaids and other assets	1,733	5,375
Payables and other liabilities	(1,462)	16,715
Prepaid and accrued income taxes	1,877	1,148
Net cash provided by operating activities	53,226	76,315
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(50,135)	(48,395)
Sale of (investment in) joint venture	—	1,170
Acquisitions, net of cash required	(62,514)	—
Proceeds from sale of assets	3,592	7,605
Net cash used in investing activities	(109,057)	(39,620)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(886)	(879)
Proceeds from long-term borrowings	266,900	221,600
Repayments of long-term borrowings	(202,282)	(296,770)
Payment of deferred financing costs	(105)	(1,779)
Proceeds from exercise of stock options	73	78
Proceeds from the issuance of common stock	—	40,227
Net cash provided by (used in) financing activities	63,700	(37,523)
Effect of foreign currency exchange rate fluctuations on cash	238	868
Net increase (decrease) in cash and cash equivalents	8,107	40
Cash and cash equivalents at beginning of period	8,736	8,696
Cash and cash equivalents at end of period	$16,843	$8,736

Supplemental Cash Flow Information:
Cash paid for interest	$10,594	$12,432
Cash paid for (refund of) income taxes	3,423	1,780

Non-cash Activities:
Capital equipment included in accounts payable	$4,049	$4,239